Exhibit 3.1

CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION

CYANOTECH CORPORATION

Pursuant to Section 78.403 of the Nevada Revised Statutes, the undersigned, Secretary of Cyanotech Corporation, a Nevada corporation (the “Corporation”), certifies that Restated Articles of Incorporation of the Corporation, attached hereto as Appendix A, correctly sets forth the text of the Articles of Incorporation of the Corporation as amended to the date of this Certificate, and that she has been authorized to sign this Certificate by resolution of the Board of Directors adopted on June 20, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 18th day of September, 2012, to be effective upon its filing with the Nevada Secretary of State.

/s/ Jolé Deal
JOLE DEAL
Secretary

APPENDIX A

RESTATED ARTICLES OF INCORPORATION

OF

CYANOTECH CORPORATION

ARTICLE I

NAME:  The name of the corporation is Cyanotech Corporation.

ARTICLE II

PURPOSE:  The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity.

ARTICLE III

STOCK:

A.            General Provisions.

1.             Authorized Stock.  The total number of shares of all classes of stock that the corporation shall have the authority to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of common stock, par value $0.02 per share, and ten million (10,000,000) shares of special or preferred stock, par value $0.0l per share.

2.             Authority of the Board of Directors.  The board of directors is authorized to provide for the issuance from time to time of authorized, but unissued shares of stock of the corporation and to determine the respective classes, series, rights and preferences of such stock.  When the consideration for such shares has been fully paid, such shares shall be issued in full compliance with the board authorization as duly authorized, validly issued, fully paid and non-assessable.

3.             Pre-Emptive Rights.  No holder of shares of any class or series of stock of the corporation shall be entitled to preemptive rights to subscribe to any unissued stock or any other securities of the corporation.  Notwithstanding the foregoing, the board of directors may, at its discretion, by resolution determine that any unissued shares of preferred stock of the corporation may be offered for subscription solely to the holders of a particular class or series of stock of the corporation, in such proportions as the board of directors in its discretion may determine.

4.             No Cumulative Voting.  Cumulative voting in elections of directors and in all other matters brought before stockholders meetings, whether annual or special, shall not be permitted.

B.            Common Stock.  The voting power, limitations, restrictions, and relative rights of the common stock are as follows:

1.             Voting Power.  Each share of common stock shall be entitled to one vote at stockholders’ meetings, either in person or by proxy.

2.             Dividends.  Subject to the prior rights and preferences applicable to any preferred stock of the corporation, holders of shares of common stock shall be entitled to receive dividends, when, as and if declared by the board of directors in its absolute discretion out of assets legally available therefor.

3.             Rights in Dissolution and Distributions of Assets.  Subject to the prior rights and preferences applicable to any preferred stock of the corporation, holders of shares of common stock shall be entitled to receive distributions of the corporation upon liquidation, dissolution, or winding up of the corporation.

C.            Preferred Stock.  The board of directors is vested with the authority to provide for the issuance of authorized but unissued shares of preferred stock of the corporation in one or more classes or series, and to prescribe the voting powers, limitations, restrictions, distinguishing designations, rights and preferences, including rights and preferences upon dissolution and distribution of assets, of each such class or series by resolution of the board of directors before the issuance of shares of such class or series, in accordance with these articles of incorporation and subject to any limitations prescribed by law.

ARTICLE IV

BOARD OF DIRECTORS:  The number of members of the board of directors shall be fixed from time to time by the bylaws, and shall consist of not less than one nor more than eleven members.  The members of the board of directors shall be elected or appointed at such times, in such manner and for such terms as may be prescribed by the bylaws.

RESIGNATION OF DIRECTORS:  Any director may resign by filing a written resignation with the secretary of the corporation and upon acceptance thereof by the board of directors, or if the board shall neglect to act upon such resignation within fourteen (14) days after receipt, the resignation shall become effective and the board position shall be deemed vacant.

ARTICLE V

DURATION:  The duration of the corporation shall be perpetual.

ARTICLE VI

AMENDMENT:  These articles of incorporation may be amended in any respect amendable under the laws of the State of Nevada at a special or annual meeting of the stockholders that complies with the requirements of the bylaws and the laws of the State of Nevada, by vote in favor of the amendment by at least a majority of the issued and outstanding capital stock of the corporation, or by such greater proportion of the voting power as may be required by law or otherwise by these articles of incorporation.

ARTICLE VII

BYLAWS:  The board of directors shall have authority to adopt such bylaws, and make amendments to bylaws that have been adopted by the board of directors, as in its judgment may be deemed necessary or advisable for the management and transaction of the business of the corporation, provided that such bylaws are not in conflict with these articles of incorporation or the laws of the State of Nevada.

ARTICLE VIII

LIABILITY:  A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (b) the making of distributions in violation of Section 78.300 of the Nevada Revised Statutes.  If the Nevada Revised Statutes are subsequently amended to authorize corporate action further limiting the personal liability of directors or officers, then the corporation is authorized to take such actions as the board of directors may deem necessary or advisable to further limit the personal liability of directors or officers to the fullest extent permitted by the Nevada Revised Statutes, as so amended.  Any repeal or modification of the foregoing by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION:  The indemnification provided for by the bylaws shall continue, with respect to any person covered by such indemnification, after such person has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the heirs, executors or administrators of such person; provided, further, that any action to repeal or restrict rights of indemnity for such persons shall be ineffective as to actions or inactions occurring prior to the repeal or restriction of such rights of indemnity.